Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
As independent registered public accountants, we consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated June 29, 2010 relating to the financial statement of The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, as of December 31, 2009 appearing in this Form 11-K, into the previously filed Registration Statements on Form S-8 (No.’s 333-31107 and 333-166124) of Independent Bank Corp.
/s/ Caturano and Company, Inc.
Boston Massachusetts
June 23, 2011